Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Fiscal Year 2016 First Quarter Financial Results

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2016 Q1 Revenues increased $2.1 million or 2.3%, vs. 2015 Q1

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2016 Q1 Gross Profit Margins increased by 30 basis points vs. 2015 Q1

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2016 Q1 SG&A expenses decreased $3.4 million or 6.7%, vs. 2015 Q1

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2016 Q1 Adjusted EBITDA loss of ($5.5) million, an improvement of $0.7 million or 11.3% vs. 2015 Q1

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2016 Q1 Free cash flow of ($15.5) million, an improvement of $3.9 million vs. 2015 Q1

GREENVILLE, Wis., May 3, 2016 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its Fiscal 2016 first quarter ended March 26, 2016.

Joseph M. Yorio, President and Chief Executive Officer stated, “Our first quarter results showed continued improvement over the prior year and we remain on track to deliver the growth and bottom-line objectives we’ve established for 2016.  We continue to see the impact of operational improvements throughout the organization; however, I’m most encouraged that more of our product categories are showing year-over-year growth as we head into our peak season.   While Projects Furniture was down this quarter, as anticipated, due to the exceptionally strong finish to 2015 and consequently a lower open order position entering 2016, we generated strong growth in our Loose Furniture, Supplies and Science categories. We also achieved modest growth in Instructional Solutions as our efforts in the Early Childhood and Special Needs areas are beginning to take hold.   Finally, our Reading category is stabilizing and expansion into the Healthcare and Safety & Security markets is generating momentum.  Overall, we believe the Company is positioned well to achieve 2.5 to 3.0 percent organic revenue growth this fiscal year and more in the years ahead.”

Fiscal Year 2016 Q1 Results (comparisons for the three months ended March 26, 2016 and March 28, 2015)

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Revenues were $93.7 million, an increase of $2.1 million or 2.3%, as compared to revenues of $91.6 million reported for the comparable period last year.  Distribution segment revenues decreased by $0.8 million or 1.0%.  Revenues from the Company’s two largest product categories, Supplies and Loose Furniture, increased by $1.5 million and $2.7 million, respectively, in the current quarter as compared to last calendar year’s first quarter.  This growth helped offset declines of $2.1 million and $3.0 million in the Projects Furniture and AV Tech categories.  While the timing of Projects Furniture completions in late 2015 resulted in a decrease in open orders entering 2016, full year growth is still expected in this category.  The decline in the AV Tech category was primarily a result of decreased demand for listening devices, which experienced a spike in demand in the prior year quarter. Curriculum segment revenues increased by $2.9 million or 22.2%, driven by continued growth in the Science category as a result of continued strong demand for the Company’s FOSS curriculum.  Reading revenues for the first quarter were essentially flat year-over-year.

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Gross margin of 37.8% compared to 37.5% for the first quarter of 2015, was an improvement of 30 basis points (“bps”).  Distribution segment gross margin was 35.3% as compared to 36.2%, a decline of 90 bps.   The primary contributor to this decrease was a change in mix within the segment, which resulted in approximately 70 basis points of reduced gross margin.  The remaining decrease was due to a combination of increased direct-ship freight costs and a lower level of favorable cost variances attributable to Projects Furniture.  Curriculum segment gross margin was 50.1% as compared to 45.0%, an increase of 510 bps.  A reduction in product development amortization, combined with increased revenue in the segment, resulted in 440 basis points of improvement in gross margin for the quarter, with product mix driving the remaining increase.

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Selling, General & Administrative (“SG&A”) expenses were $47.3 million as compared to $50.7 million, a decrease of $3.4 million or 6.7%.  This decline was primarily related to a $2.9 million decrease in restructuring expenses associated with process improvement and cost reduction initiatives, and a $1.1 million reduction in compensation and benefit costs as a result of lower headcount.  These decreases were partially offset by higher variable fulfillment expenses, as volume through the west coast 3PL facility increased in Q1 compared to the prior year period, and higher performance-based incentive compensation of approximately $0.5 million in this year’s fiscal first quarter compared to zero in the comparable prior year period.  Additionally, the current year quarter benefited from a net foreign currency exchange gain of $0.6 million due to the strengthening of the Canadian dollar versus the U.S. dollar as compared to a net foreign currency loss of $0.5 million in the calendar 2015 first quarter.  As a percentage of revenue, SG&A decreased from 55.3% for the three months ended March 28, 2015 to 50.5% for the three months ended March 26, 2016.

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Operating loss was $12.0 million as compared to an operating loss of $18.6 million, an improvement of $6.6 million or 35.5%, as a result of higher revenues, improved gross profit margins and lower SG&A costs.

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Net loss was $12.3 million as compared to a net loss of $23.4 million, an improvement of $11.1 million.

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Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) loss was $5.5 million as compared to a loss of $6.2 million, an improvement of $0.7 million or 11.3%.

Yorio continued, “Last year’s results were driven by strong performance in our Furniture and Science Curriculum segments.  Based on results to date and expectations for the remainder of the year, we expect these categories to continue to be key top-line drivers.  However, our strategy is to achieve balanced growth across the business.  Key to our success will be the performance of the Supplies category.  We’re off to a strong start and we continue to pick-up new business outside of the peak-season, a testament to our Operations team and performance last year.  Customer feedback over the past year has been positive and we continue to enhance our customer support structure and sales force.  We’re looking forward to reporting on our progress in the quarters ahead and remain focused on exemplary execution, while delivering better returns for our shareholders.”

Financial Outlook

The Company today reiterated its prior guidance for FY16 (December 27, 2015 – December 31, 2016).  Total FY16 revenues are anticipated to increase by approximately 2.5% - 3.0%, and reported gross profit margins are anticipated to improve by 30 to 50 bps driven by lower product development amortization costs.  SG&A expenses are expected to decline by approximately 2.5% - 3.2%; SG&A expenses excluding depreciation and amortization are expected to be essentially flat year-over-year. The Company anticipates FY16 Adjusted EBITDA to be approximately $48 - $52 million, representing year-over-year improvement of 6.7% - 15.6%.  The Company expects continued strong leveraged free cash flow of approximately $20.0 million for FY16.  Additional information on the Company’s outlook for 2016 can be found in the investor presentation on page 16, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on May 5, 2016 at 9:00 a.m. ET to discuss its results and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer and Ryan M. Bohr, Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 3196723

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (5/5/16 – 5/12/16).

Replay Information

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Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 3196723

Interested parties can also participate in the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products.  Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well.  SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook” constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Transition Report on Form 10-K for the 35-week transition period ended December 26, 2015, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA and leveraged free cash flow, non-GAAP financial measures.  Adjusted EBITDA and leveraged free cash flow are used by management as measures for judging the Company’s operating performance and for estimating the Company’s earnings growth prospects.  Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; reorganization items, net; restructuring costs; restructuring-related costs included in SG&A; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.  Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.  Leveraged free cash flow represented Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from asset sales; restructuring and other expenditures; changes in working capital; cash interest and taxes.  Leveraged free cash flow does not represent, and should not be considered, an alternative to cash flow from operations. The three-month and 12-month presentations that follow are also characterized as Non-GAAP.

Company Contact	Investor and Media Relations Contact
Ryan Bohr	Glenn Wiener
Ryan.Bohr@SchoolSpecialty.com	IR@SchoolSpecialty.com
Tel: 920-882-5868	Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 26, 2016	Three Months Ended March 28, 2015	Twelve Months Ended March 26, 2016	Twelve Months Ended March 28, 2015

Revenues	$ 93,725	$ 91,582	$ 639,607	$ 623,308
Cost of revenues	58,260	57,250	406,133	388,567
Gross profit	35,465	34,332	233,474	234,741
Selling, general and administrative expenses	47,311	50,652	221,598	233,646
Impairment charges	-	-	2,713	-
Facility exit costs and restructuring	166	2,288	995	6,443
Operating income (loss)	(12,012)	(18,608)	8,168	(5,348)
Other expense:
Interest expense	4,390	4,325	18,902	19,553
Early termination of long-term indebtedness	-	-	200	-
Loss on early extinguishment of debt	-	-	877	-
Reorganization items, net	-	-	-	457
Change in fair value of interest rate swap	(85)	52	(262)	10
Income (loss) before provision for income taxes	(16,317)	(22,985)	(11,549)	(25,368)
Provision for (benefit from) income taxes.	(4,014)	430	(3,086)	405
Net loss	$ (12,303)	$ (23,415)	$ (8,463)	$ (25,773)

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000
Diluted	1,000	1,000	1,000	1,000

Net Loss per Share:
Basic	$ (12.30)	$ (23.42)	$ (8.46)	$ (25.77)
Diluted	$ (12.30)	$ (23.42)	$ (8.46)	$ (25.77)

	Three Months Ended March 26, 2016	Three Months Ended March 28, 2015	Twelve Months Ended March 26, 2016	Twelve Months Ended March 28, 2015
Adjusted Earnings before interest, taxes, depreciation, amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (12,303)	$ (23,415)	$ (8,463)	$ (25,773)
Provision for (benefit from) income taxes	(4,014)	430	(3,086)	405
Reorganization items, net	-	-	-	457
Restructuring costs	166	2,288	995	6,443
Restructuring-related costs incl in SG&A/COGS	480	3,355	3,533	11,157
Change in fair value of interest rate swap	(85)	52	(262)	10
Loss on early extinguishment of debt	-	-	877	-
Early termination fee	-	-	200	-
Depreciation and amortization expense	4,188	4,815	17,984	18,652
Amortization of development costs	1,380	1,730	11,140	10,344
Impairment charges	-	-	2,713	-
Net interest expense	4,390	4,325	18,902	19,553
Stock-based compensation	261	179	1,217	320
Adjusted EBITDA	$ (5,537)	$ (6,241)	$ 45,750	$ 41,568

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands)

	March 26, 2016	March 28, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 7,914	$ 8,638
Accounts receivable, less allowance for doubtful accounts
of $1,059, $1,077, and $912, respectively	51,449	50,097
Inventories, net	92,401	87,759
Deferred catalog costs	9,379	8,719
Prepaid expenses and other current assets	12,706	17,282
Refundable income taxes	4,363	142
Assets held for sale	-	1,598
Total current assets	178,212	174,234

Property, plant and equipment, net	27,689	33,022
Goodwill	21,588	21,588
Intangible assets, net	37,751	44,142
Development costs and other	18,491	26,505
Deferred taxes long-term	5	13
Investment in unconsolidated affiliate	715	715
Total assets	$ 284,451	$ 300,219

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 11,600	$ 24,999
Accounts payable	39,804	26,532
Accrued compensation	6,502	6,905
Deferred revenue	2,355	2,097
Other accrued liabilities	10,969	9,986
Total current liabilities	71,230	70,519
Long-term debt - less current maturities	143,211	151,385
Other liabilities	231	913
Total liabilities	214,672	222,817

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1
Capital in excess of par value	119,501	118,284
Accumulated other comprehensive loss	(1,704)	(1,317)
Retained earnings (accumulated deficit)	(48,019)	(39,566)
Total stockholders' equity	69,779	77,402
Total liabilities and stockholders' equity	$ 284,451	$ 300,219